Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES

PLANNED MANAGEMENT CHANGES

Melville, New York, April 28, 2008 - Comtech Telecommunications Corp. (Nasdaq: CMTL) announced today that Robert G. Rouse will be stepping down as Comtech’s Executive Vice President and Chief Operating Officer on August 29, 2008. After that date he will continue to be available to Comtech as a consultant, through November 30, 2008.

Mr. Rouse has served in his current capacity since March 2006 and had been Chief Financial Officer since joining the Company in 2001.

Comtech also announced today that Frank Otto has joined the Company as Senior Vice President, Operations. Mr. Otto was most recently a senior vice president at EDO Corporation where he served in various capacities since 1979.

In announcing these changes, Fred Kornberg, Chairman and Chief Executive Officer of Comtech Telecommunications Corp., said, “The Board of Directors and I are very appreciative of Rob’s contributions to our dramatic growth and significantly improved efficiency in operations. We wish him continued success in the future.”

Mr. Rouse commented, “It has been a very rewarding experience serving Comtech for the last seven years, and I am grateful to Fred and the Board for giving me the opportunity to be part of Comtech’s leadership. I truly believe that this is the right time for me to take a breather and enjoy my family before moving on to my next endeavor.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:

Robert G. Rouse, Executive Vice President and Chief Operating Officer

Jerome Kapelus, Senior Vice President, Strategy and Business Development

(631) 962-7000

Info@comtechtel.com

###